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                                                                    EXHIBIT 11.1
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                                                PEDIATRIC SERVICES OF AMERICA, INC.

                                                 COMPUTATION OF EARNINGS PER SHARE
                                                           FULLY DILUTED

                                                                                     YEAR ENDED SEPTEMBER 30,
                                                                                     ------------------------
                                                                                1997            1996            1995
                                                                                ----            ----            ----
Weighted average common stock outstanding during the period                  6,260,017        6,111,263       4,620,507
Redeemable Series A convertible preferred stock converted                            -                -         108,262
Warrant exercises                                                                    -           14,324               -
Dilutive Warrants and options computed in accordance with the treasury stock method as required by the SEC not included
   above.......................................................                204,482          317,856         599,088
Shares canceled from Escrow.............................................        (8,335)               -               -
                                                                            ----------       ----------       ----------
Total
                                                                             6,456,164        6,443,443        5,327,857
                                                                            ==========       ==========       ==========

NET INCOME ATTRIBUTABLE TO COMMON AND COMMON EQUIVALENT SHARES:
Income before extraordinary item...................................         $7,254,698       $5,046,333       $4,211,496
Less accretion on redeemable preferred stock......................                   -          (10,174)         (35,952)
Less preferred stock dividend.....................................                   -          (85,750)        (194,943)
                                                                            ----------       ----------       ----------
Income before extraordinary item...................................          7,254,698        4,950,409        3,980,601
Extraordinary item, net of tax.....................................                  -                -          781,220
                                                                            ----------       ----------       ----------
Net income attributable to common and common equivalent shares.....         $7,254,698       $4,950,409       $4,761,821
                                                                            ==========       ==========       ==========

PER SHARE DATA:
Per share amount before extraordinary item........                          $     1.12       $     0.77       $     0.75
Per share amount extraordinary item...............                                   -                -             0.15
                                                                            ----------       ----------       ----------
Per share amount net income.......................                          $     1.12       $     0.77       $     0.89
                                                                            ==========       ==========       ==========


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